                                    EXHIBIT 3.3

                           INDEPENDENT AUDITORS REPORT

                     FOR THE PERIOD ENDED DECEMBER 31, 1998

                                  BULL RUN, INC.
                          (A Development Stage Company)

                             (A Nevada Corporation)





                              FINANCIAL STATEMENTS
                                       AND
                          INDEPENDENT AUDITOR'S REPORT
                     FOR THE PERIOD ENDED DECEMBER 31, 1998,
                          THE YEAR ENDED MARCH 31, 1998
    AND FOR THE PERIOD APRIL 14, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

BULL RUN, INC.
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
BALANCE SHEET

-----------------------------------------------------------------------------------
ASSETS                                            December 31, 1998  March 31, 1998
                                                  -----------------  --------------
CURRENT ASSETS:
    Cash                                                $ 9,160          $ 9,260
                                                  -----------------  --------------

      TOTAL CURRENT ASSETS                              $ 9,160          $ 9,260
                                                  -----------------  --------------

                   TOTAL ASSETS                         $ 9,160          $ 9,160
                                                  -----------------  --------------
                                                  -----------------  --------------

LIABILITIES

    Current Liabilities                                 $     0          $     0
                                                  -----------------  --------------

      TOTAL CURRENT LIABILITIES                         $     0          $     0

STOCKHOLDERS' EQUITY

    Common Stock - Par Value $.001 per share;
    25,000,000 Shares Authorized,
    926,000 Shares Issued and Outstanding               $ 9,260          $ 9,260

    Retained Earnings                                      (100)            (100)
                                                  -----------------  --------------

      TOTAL STOCKHOLDERS' EQUITY                        $ 9,160          $ 9,160
                                                  -----------------  --------------

           TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                        $ 9,160          $ 9,160
                                                  -----------------  --------------
                                                  -----------------  --------------

                 SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REPORT.

                                 BULL RUN, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                   as of December 31, 1998 and March 31, 1998

NOTE 1: SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Bull Run, Inc., a Nevada Corporation, was incorporated on April 14, 1997. The Company intends to engage in one or more mergers with or acquisitions of target entities which may be private companies, partnerships, or sole proprietorship. The Company sold 926,000 shares of common stock in a Rule 504 offering in June of 1997.

The Company is in the development stage, not yet commencing its planned principal operations. The Company has not yet generated any revenue.

Net loss per common share is based on the weighted average of common shares outstanding during the period. As of December 31, 1998 there were 926,000 outstanding shares of common stock.

NOTE 2: INCOME TAXES

The Company has filed the required federal income tax return covering the period from inception through March 31, 1998. Due to the limited nature of its current operations, the Company did not incur any tax liability as a result of this filing. Therefore, this report does not include a provision for tax.

NOTE 3: CAPITALIZATION

Bull Run, Inc. initially authorized 25,000,000 shares of common stock at a par value $.001 per share.

Between June 17, 1997 and March 27, 1998 , Bull Run, Inc. issued 926,000 shares of stock at $.01 per share for $9,260. These shares have been issued to individuals based on the cash contributed.

NOTE 4: RELATED PARTY EVENTS

The Company maintains its principle offices in space provided by the officer's of the company on a rent free basis. The office is located at Two Venture Plaza, Suite 350, Irvine, California.

The Company has agreed to issue 200,000 shares of common stock in lieu of cash payment for legal services received from inception to the date of this report. The legal services were provided by a law firm that is owned by the directors of Bull Run, Inc. As of the date of this report these shares had not been issued.

NOTE 5: YEAR END DATE

The Company's year end is March 31.

INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF BULL RUN, INC.

We have audited the accompanying balance sheets of BULL RUN, INC. (a Development Stage Company) as of December 31, 1998 and March 31, 1998, the related statements of Revenues and Expenses, Changes in Stockholders' Equity/(Deficit) and Cash Flows for the period ended December 31, 1998, the year ended March 31, 1998, and the period April 14, 1997 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted the audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that the audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage of operations and has not generated revenues from operations. Because the Company is in the development stage of operations, substantial doubt is raised about its ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the Company's ability to obtain additional financing and/or achieve profitable operations in the future.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BULL RUN, INC. as of December 31, 1998 and March 31, 1998 and the results of its operations and its cash flows for the period ended December 31, 1998, the year ended March 31, 1998, and the period April 14, 1997 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.



Abregov, Steinhaus & Parrino
Certified Public Accountant's

January 19, 1999


                                      -1-